Exhibit 99.1

MyMD Pharmaceuticals Appoints Accomplished Biopharmaceutical Leader and Current Board Member, Mitchell Glass, M.D. as President and Chief Medical Officer

● Dr. Glass brings a 35-year career in life sciences with multiple drug approvals including Accolate ®, Avandia ® and Coreg®
● Dr. Glass brings broad expertise in regulatory strategies: 5 NDAs and MAAs, 7 pre-NDA meetings, 12 End of Phase 2 meetings, and more than 80 INDs
● Company announces President and CMO transition as clinical development advances through mid-stage trials
● Company also appoints new independent board member, Mr. Stephen Friscia, an experienced investment strategist

BALTIMORE — June 17, 2024 — MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD) (“MyMD” or the “Company”), a clinical stage biopharmaceutical company committed to developing novel therapies for age-related diseases and autoimmune and inflammatory conditions, today announced the appointment of Mitchell Glass, M.D., a member of the board of directors of the Company, as president and chief medical officer. The Company also announced the appointment of Mr. Stephen Friscia, a veteran investor, to the board of directors.

Appointment of Mitchell Glass, M.D.

“Through his many years of biopharma leadership, Dr. Glass has established a successful and productive track record of executing successful early- to mid-stage clinical development and regulatory strategies and bringing numerous companies to market entry and commercialization,” said Josh Silverman, chairman of the board of MyMD. “After completing a successful and statistically significant small Phase 2 study of MYMD-1® in sarcopenia/frailty last year, now is the right time for the Company to bring in a highly experienced leader to guide the Company through further mid-stage clinical development. We believe Dr. Glass has the right expertise and ingenuity necessary to drive continued value creation for the benefit of all stakeholders.”

“This is an exciting time to join MyMD. MyMD’s initial Phase 2 data provides guidance to perform larger studies of MYMD-1 focused on patient outcomes. Our team looks forward to providing near-term updates on the path forward for our novel TNF-α inhibitor,” said Dr. Glass.

Dr. Glass is board certified in internal medicine, pulmonary and critical care medicine, with a focus in inflammatory diseases and immunopathology. His biopharmaceutical career spans 35 years across diverse life sciences industries and fields, from broad-ranging executive positions at top ten pharmaceutical companies, to founding, leading and funding start-ups and early-stage biopharma companies. As a long-term investor in the healthcare sector, Dr. Glass is a founder and principal of Medpro Investors, a New York-based venture capital firm focused on the healthcare sector. He is a long-term consultant and regulatory representative for company and university engagement with the FDA and international regulatory counterparts, and he currently serves on the American Lung Association’s Scientific Advisory Committee.

Dr. Glass holds an extensive and successful track record in leading companies through FDA regulatory pathways from early research and development to late-stage trials and market commercialization. His career highlights include 5 new drug applications (NDAs) and marketing authorization applications (MAAs), 7 pre-NDA meetings including international counterparts, 12 End of Phase 2 (EOP2) meetings with FDA, and more than 80 investigational new drug applications (INDs).

Appointment of Stephen Friscia

“Stephen Friscia is the newest addition to our board of directors, bringing two decades of equity research and portfolio management experience. His broad perspective and knowledge of the healthcare sector will be key assets as we proceed with strategic value creation,” Silverman concluded.

Mr. Friscia is the manager and co-founder of Kipps Capital, a family office established in 2016. Previously, Mr. Friscia was a managing director and portfolio manager for multiple institutional investment and asset management firms, with several focused in small and mid-cap value equities, including Iridian Asset Management LLC, MacKay Shields LLC, Bear Stearns Asset Management Inc., John A. Levin & Co., Inc., and Evergreen Investments LLC (Wachovia Corporation).

About MyMD Pharmaceuticals, Inc.

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), a clinical stage pharmaceutical company committed to extending healthy lifespan, is focused on developing two novel therapeutic platforms that treat the causes of disease rather than only addressing the symptoms. MYMD-1 is a drug platform based on a clinical stage small molecule that regulates the immune system to control TNF-α, which drives chronic inflammation, and other pro-inflammatory cell signaling cytokines. MYMD-1 is being developed to treat diseases and disorders marked by acute or chronic inflammation. The Company’s second drug platform, Supera-CBD, is being developed to treat chronic pain, addiction and epilepsy. Supera-CBD is a novel synthetic derivative of cannabidiol (CBD) and is being developed to address and improve upon the rapidly growing CBD market, which includes both FDA approved drugs and CBD products not currently regulated as drugs. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: MyMD’s ability to maintain compliance with the Nasdaq Stock Market’s listing standards; the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; and MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by MyMD on April 1, 2024, and subsequent reports that MyMD files with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz
(646) 421-9523
rschatz@mymd.com
www.mymd.com